Exhibit 4.13

SENIOR PROMISSORY NOTE

Issue Date: August 15, 2016

For value received, Catasys, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of [______________], or its successors or assigns (“Holder”), located at [ADDRESS], the principal sum of  (the “Principal Amount”),  plus interest at the applicable Interest Rate (as defined in paragraph 2 hereof) on the unpaid Principal Amount hereof, pursuant to the terms of this Senior Promissory Note (the “Note”).

1.

Maturity Date. This Note shall be repaid in full on or before the four (4) month anniversary of the Issue Date (such date, the “Maturity Date”). The outstanding Principal Amount of the Note, including all accrued (and theretofore unpaid) interest shall be due and payable on the Maturity Date.

2.

Interest Rate. Interest on the unpaid Principal Amount of this Note shall accrue on the outstanding Principal Amount thereof from the Issue Date at a per annum interest rate equal to 8.0% (the “Interest Rate”), but in no event more than the maximum interest rate permitted by applicable law. Interest shall be payable on the last business day of each full calendar month following the Issue Date. Interest on the Note shall be computed on the basis of a 365-day year. Notwithstanding anything to the contrary, in the event the Principal Amount and all interest accrued thereon has not been paid to Holder in full on the Maturity Date, the then-outstanding Principal Amount shall thereafter bear interest at the default rate of ten percent (10%) per annum.

3.

Payments. Any payment on this Note shall be made by wire transfer of immediately available funds to an account designated by the Holder or by check sent to the Holder’s address set forth in the records of the Borrower or to such other address as the Holder may designate for such purpose from time to time by written notice to the Borrower, in such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts. All payments shall be applied first to any applicable fees and expenses owed to Holder under this Note, if any, then to accrued and unpaid interest and thereafter to outstanding principal.

4.	Prepayment.

(a)

Optional Prepayment: Borrower may, without premium or penalty, at any time and from time to time, upon ten (10) days’ prior written notice to holder, prepay all or a part of the outstanding unpaid Principal Amount, together with accrued but unpaid interest thereon computed to the date of prepayment.

(b)

Mandatory Prepayment: In the event of a closing by the Borrower of the sale of Borrower’s securities in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $10,000,000 of gross proceeds to the Borrower, the Borrower shall, within ten (10) days of the closing of such transaction, prepay the entire outstanding unpaid Principal Amount, together with accrued but unpaid interest thereon computed to the date of prepayment.

5.

Representations and Warranties. Borrower makes the following representations, warranties and agreements in favor of Holder, which representations and warranties shall survive the execution of this Note and shall remain true, accurate and in full force and effect until all obligations of Borrower under this Note have been satisfied and paid in full:

(a)

Borrower is a duly organized and validly existing corporation and in good standing under the laws of the State of Delaware, and has the power and authority to enter into and perform its obligations under this Note; and

(b)	Borrower has duly executed and delivered this Note, and this Note is a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

6.

Covenants. Borrower covenants and agrees that, on and after the date hereof, and until the unpaid principal amount of this Note and all accrued but unpaid interest thereon and any other obligations of Borrower hereunder are paid and performed in full and satisfied, Borrower shall comply with each of the following covenants, unless compliance therewith shall have been waived in writing by Holder:

(a)	Borrower will pay when due all its payment obligations hereunder, in the manner and at the time and place specified in this Note or otherwise by Holder in writing;

(b)	Borrower will not without the prior written consent of Holder guarantee any obligations other than in the ordinary course of business.

(c)

Borrower shall not pay any cash dividends or make any other distributions (other than distributions in the form of common stock made pro rata to all common stockholders) while this Note remains unpaid; and

(d)

Borrower shall not repay any indebtedness of the Borrower to any party, including other Notes, but excluding repayment to any affiliate of the Borrower (as defined in Rule 405 under the Securities Act of 1933, as amended), unless this Note is contemporaneously paid in full. For the avoidance of doubt, the conversion of outstanding affiliated debt☒ into equity, or the extension of the term thereof, or the exchange thereof for indebtedness on substantially the same terms as this Note, with a principal amount equal to the principal amount of such outstanding debt plus accrued and unpaid interest shall not be considered a repayment hereunder.

7.	Events of Default. The following shall constitute Events of Default:

(a)	Failure by Borrower to pay the principal of or accrued interest on this Note within five (5) business days following the date when due.

(b)

The insolvency of the Borrower, the commission of any act of bankruptcy by the Borrower, the execution by the Borrower of a general assignment for the benefit of creditors, the filing by or against the Borrower of any petition in bankruptcy or any petition for relief under the provisions of the federal bankruptcy act or any other state or federal law for the relief of Borrower and the continuation of such petition without dismissal for a period of thirty (30) days or more, the appointment of a receiver or trustee to take possession of any property or assets of the Borrower or the attachment of or execution against any property or assets of the Borrower.

(c)

Any representation or warranty made by the Borrower in this Note or the Subscription Agreement will be false in any material respect when so made or the Borrower defaults in the due observance or performance of any term, covenant or agreement of the Borrower contained in this Note or the Subscription Agreement.

(d)

The Borrower or any subsidiary shall default in any of its respective obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of Borrower or any subsidiary, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, provided that any applicable cure period related to such default under the terms of such note, mortgage, credit agreement or other facility, agreement or instrument is applicable.

(e)

The Borrower shall (a) be a party to any Change of Control Transaction (as defined below) or (b) agrees to sell or dispose of all or in excess of 50% of its assets in one or more transactions (other than sales of the Borrower’s equipment and whether or not such sale would constitute a Change of Control Transaction). "Change of Control Transaction" means the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of Borrower, by contract or otherwise) of in excess of 50% of the voting securities of Borrower, (ii) a replacement at one time or over time of more than one-half of the members of Borrower's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of Borrower with or into another entity that is not wholly-owned by Borrower, consolidation or sale of 50% or more of the assets of Borrower in one or a series of related transactions, or (iv) the execution by Borrower of an agreement to which Borrower is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

8.

Remedies. Upon the occurrence of an Event of Default specified in Section 7(a), Holder may, by written notice to Borrower, declare this Note due and payable, whereupon the principal amount of this Note, together with all accrued and unpaid interest thereon and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding. Upon the occurrence of an Event of Default specified in Section 7(b), the unpaid principal balance of, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Holder. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy will, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

9.	Miscellaneous.

(a) Waiver and Amendment. Any provision of this Note may be amended or modified only by a writing signed by both Borrower and Holder. No waiver or consent with respect to this Note will be binding or effective unless it is set forth in writing and signed by the party against whom such waiver is asserted. No delay or failure on the part of either party in exercising any right or remedy under this Note will operate as a waiver of such right or any other right. A waiver given on one occasion will not be construed as a bar to, or as a waiver of, any right or remedy on any future occasion.

(b) Governing Law; Jurisdiction. This Note will be governed by and construed in accordance with the internal laws of the State of New York, without reference to that body of law relating to conflict of laws or choice of law. The Borrower and Holder each hereby submit to the exclusive jurisdiction of any state or federal court of competent jurisdiction in the state, county and city of New York for purposes of all legal proceedings arising out of or relating to this Note. Each of the Borrower and Holder irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(c) Severability; Headings. The invalidity or unenforceability of any term or provision of this Note will not affect the validity or enforceability of any other term or provision hereof. The headings in this Note are for convenience of reference only and will not alter or otherwise affect the meaning of this Note.

(d) Attorneys' Fees. Other than as set forth in the Subscription Agreement, Borrower and Holder shall each be responsible for legal fees incurred in connection with the negotiation, execution, and delivery of this Note.

(e) Assignment. This Note may not be assigned or delegated by Borrower, whether by voluntary assignment or transfer, operation of law, or otherwise, without the prior written consent of Holder.

(f) Notice. Any notice required or permitted under this Note shall be given in writing and will be deemed effectively given upon personal delivery; upon confirmed transmission by electronic mail or facsimile; or three (3) days following deposit with the United States Post Office, by certified or registered mail, postage prepaid, addressed to the party's address set forth above or at such other address as such party may specify by written notice given in accordance with this Section.

(g) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

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IN WITNESS WHEREOF, Borrower and Holder have executed this Note as of the date first stated above:

BORROWER

CATASYS, INC.

By:____________________

Name:

Title:

HOLDER

_____________________

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